Exhibit 99.01

         Keynote Announces Fiscal Second Quarter 2006 Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--May 2, 2006--Keynote Systems, Inc., (Nasdaq:KEYN)

    --  Reported Total Revenue of $12.7 Million

    --  Grew Subscription Services Revenue to $9.9 Million

    --  Delivered $2.6 Million in Cash from Operations and $1.8
        Million in Free Cash Flow

    --  Recorded GAAP Net Loss of $58,000 or $0.00 per Share and
        Non-GAAP Net Income of $1.5 Million or $0.07 per Share

    Keynote Systems, Inc., (Nasdaq:KEYN), The Internet Performance Authority(R), today announced financial results for its second quarter of fiscal year 2006, which ended March 31, 2006.
    Umang Gupta, chairman and CEO of Keynote, said: "While our second quarter total revenue was disappointing primarily due to a shortfall in our customer experience management (CEM) engagements, our service level management (SLM) subscriptions grew sequentially this quarter, albeit modestly. Additionally, we generated $2.6 million in cash from operations and $1.8 million in free cash flow."
    "As previously announced, we recently made some significant organizational changes to increase overall sales growth, especially in the CEM business, and to establish greater predictability in revenue forecasting. Also, we acquired SIGOS, a German based technology leader in mobile data network testing and active service monitoring, with more than 55 customers including many major mobile operators in Europe."
    Total revenue for the quarter was $12.7 million. Subscription services revenue increased to $9.9 million, up three percent compared to the second quarter of 2005, reflecting an increased demand for transaction, broadband and mobile monitoring services and a reduction in single-page and single-device Internet monitoring services. Professional services revenue was $2.8 million, a 21 percent decrease compared to the quarter a year ago, primarily due to a reduction of CEM engagements. For the second quarter of fiscal year 2006, the net loss was $58,000, or $0.00 per share, which included $812,000 in stock-based compensation expenses, required under generally accepted accounting principles (GAAP). For the second quarter of fiscal year 2005, the net income was $1.0 million, or $0.05 per share. The non-GAAP net income for the quarter was $1.5 million, or $0.07 per diluted share, compared to non-GAAP net income of $1.6 million, or $0.08 per diluted share, for the same quarter a year ago. The company defines non-GAAP net income as net income adjusted for provision for income taxes less cash tax expense, stock-based compensation expense, and amortization of purchased intangibles. Non-GAAP net income per diluted share equals non-GAAP net income divided by the weighted diluted share count as of that period end.
    For the quarter, cash provided by operating activities was $2.6 million, compared to $1.8 million for the same period last year. Cash used for purchases of property, equipment and software totaled $843,000 for the second quarter of 2006, compared to $724,000 for the same period last year. Keynote generated free cash flow, defined as cash flow from operations less cash used for purchases of property, equipment, and software, of $1.8 million for the quarter, compared to $1.1 million for the second quarter of 2005.
    As a result of the recent acquisition of SIGOS and the requirement to amortize most of SIGOS' software license revenues over a twelve-month period, the company believes for the next three quarters both GAAP and non-GAAP income will be negatively impacted. Therefore, cash provided by operating activities and free cash flow will be important metrics to measure Keynote's financial performance during that period.
    As of March 31, 2006, Keynote's total worldwide customer base was approximately 2,400 companies, up from approximately 2,200 customers in the same quarter a year ago. Keynote currently provides its services to 70 percent of the comScore Media Metrix's top 50 Web sites and approximately half of the Fortune 100 companies. As of March 31, 2006, Keynote measured 9,269 Internet URLs and 6,904 Internet-connected devices through its Red Alert services, as compared 8,302 Internet URLs and 7,719 devices in the same quarter a year ago. Currently, Keynote captures over 94 million Internet performance measurements daily.

    Expectations for the Third Quarter of Fiscal Year 2006

    The following company outlook for the third quarter of fiscal 2006 also includes expectations for Keynote SIGOS, acquired on April 3, 2006. Keynote will consolidate SIGOS' financial reporting under U.S. GAAP rules starting in its current fiscal quarter ending June 30, 2006. Because the SIGOS' financial statements will be presented in U.S. GAAP, rather that German GAAP, SIGOS' system license revenue will be required to be ratably recognized over the initial duration of each customer contract, which is usually twelve months.
    As a result of the aforementioned accounting change, Keynote will be able to recognize as revenues only a fraction of SIGOS sales during the remainder of fiscal 2006. Accordingly, the acquisition will be dilutive to Keynote's U.S. GAAP net income for the three quarters after the acquisition, although cash flow from operations is expected to be positive throughout.
    For the upcoming three quarters, the company intends to delineate Keynote SIGOS' contribution to total revenues and net after-tax income or loss, as well as expected cash taxes to be paid in Germany. After three quarters, the company will have integrated Keynote SIGOS operations to a large extent, and the company will report consolidated revenues and net income (loss) without calling out Keynote SIGOS separately.
    The statements in this section of this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Keynote currently expects that for the third fiscal quarter ending June 30, 2006:

    -- Total revenue is expected to be between $13.5 million and $14.0 million, including a net revenue contribution from Keynote SIGOS of between $700,000 and $800,000.

    -- Total stock-based compensation expense and amortization of intangible assets is expected to be approximately $2.6 million.

    -- Interest income, net is expected to be approximately $1.0 million absent any additional acquisition transactions, assuming no material changes in interest rates, and assuming Keynote continues to repurchase common stock under its approved plan.

    -- Cash paid for income taxes is expected to be approximately $550,000 to $650,000, most of which will be due to Keynote SIGOS.

    -- Basic weighted average shares outstanding are expected to be approximately 18.0 million shares, and diluted weighted average shares outstanding are expected to be approximately
        18.5 million shares.

    -- Net loss per share is expected to be between $(0.11) and $(0.13) with Keynote SIGOS contributing a loss per share between $(0.08) and $(0.10).

    -- Non-GAAP loss per share is expected to be between $(0.07) and $(0.09) with Keynote contributing a non-GAAP earnings per share of between $0.02 and $0.04.

    -- Cash provided by operating activities is expected to be between $2.0 million and $2.5 million.

    -- Capital expenditures will be approximately $1.0 million, absent any acquisition costs or other extraordinary transactions; therefore, free cash flow is expected to be between $1.0 million and $1.5 million.

    Keynote will host a conference call and simultaneous Web cast at 2:00 pm (PDT), today May 2, 2006. The web cast of the call will be available at the Investor section of our web site at www.keynote.com. The replay will be available after the call by telephone by dialing
(800) 642-1687, and the pass code is #7806076, or by Web cast at the Investor section of our web site at www.keynote.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that are not purely historical regarding the Company or management's intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations.
    Forward-looking statements in this release include, but are not limited to, forecasts concerning Keynote's expected revenue, earnings per share, cash flow from operations, income tax rate, results of SIGOS and other future financial results. It is important to note that actual outcomes and Keynote's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Keynote's ability to successfully market and sell its current services to new or existing customers, Keynote's ability to develop and introduce new services in a timely manner and customer acceptance of new services, the extent to which demand for Keynote's various services fluctuates and the extent to which revenue from other service lines, can continue to increase, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote's ability to retain customers of SIGOS, Keynote's ability to operate SIGOS and manage related costs successfully, Keynote's ability to retain key employees, pricing pressure with respect to Keynote's services, Keynote's ability to increase sales of its CEM services, and the risk that its organizational changes will not result in improved results, unforeseen expenses, competition in Keynote's markets, integration of acquired companies or technologies and costs associated with any future acquisitions, Keynote's ability to manage expanded international operations, Keynote's ability to keep pace with changes in the Internet infrastructure as well as other technological changes, and the success of Keynote's international operations. Readers should also refer to the risks outlined in Keynote's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2005, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.
    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    About Keynote

    Founded in 1995, Keynote Systems (Nasdaq "KEYN") is the worldwide leader in services that improve online business performance and communications technologies. Keynote helps approximately 2,400 corporate customers and 10,000 individual subscribers become "the best of the best" online. As an independent and trusted third-party, Keynote provides IT and marketing executives with unbiased benchmarking data, competitive analysis and operational metrics from the customer perspective. This data measures service levels and customer experience of Web sites, broadband services and mobile communications.
    Known as The Internet Performance Authority(R), Keynote manages a market-leading infrastructure of 1,200+ measurement computers and mobile devices in over 114 locations and 66+ metropolitan areas worldwide that assess service levels and a panel of over 160,000 consumers who participate in interactive Web site tests that assess user experience. These online user experience tests capture customer attitude and behavior to answer the critical "why" behind the "what." Keynote's geographically distributed measurement services, on-site monitoring appliances, competitive intelligence and custom studies ensure that its customers outpace their competitors in online service levels and overall user experience.
    Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.
    Keynote, The Internet Performance Authority and Perspective are registered trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. (C) 2006 Keynote Systems, Inc.




                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)



                                                  Three months ended
                                                 Mar 31 Dec 31 Mar 31
                                                   2006   2005   2005
                                                 ---------------------
Revenue:
  Subscription services                          $9,947 $9,820 $9,652
  Professional services                           2,792  3,896  3,513
                                                 ---------------------
     Total revenue                               12,739 13,716 13,165

Expenses:
  Costs of subscription services                  1,552  1,459  1,309
  Costs of professional services                  2,195  2,445  2,440
  Research and development                        2,059  1,989  2,074
  Sales and marketing                             4,003  3,369  2,987
  Operations                                      1,824  1,647  1,440
  General and administrative                      1,693  2,209  1,841
  Excess occupancy costs                            (40)   (10)   114
  Amortization of identifiable intangible assets    418    397    677
                                                 ---------------------
     Total expenses                              13,704 13,505 12,882
                                                 ---------------------

     Income (loss) from operations                 (965)   211    283


Interest income and other, net                    1,280  1,108    783
                                                 ---------------------

Income before provision for income taxes            315  1,319  1,066

Provision for income taxes                          373    732     69
                                                 ---------------------


     Net income (loss)                             $(58)  $587   $997
                                                 =====================

Income per share:
     Basic                                        $0.00  $0.03  $0.05
     Diluted                                      $0.00  $0.03  $0.05

Weighted average common shares outstanding used:
     Basic                                       18,902 18,724 20,096
     Diluted                                     18,902 19,724 21,214



                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                             (unaudited)



                                                   March 31, Sept. 30,
                                                      2006      2005
                                                   -------------------

Assets
Current assets:
  Total cash, cash equivalents and short-term
   investments                                     $137,289  $133,803
  Accounts receivable, net                            6,283     6,387
  Prepaids and other current assets                   2,567     2,623
  Deferred tax assets                                   367       405
                                                   --------- ---------
      Total current assets                          146,506   143,218

Property and equipment, net                          34,237    34,669
Goodwill, net                                        23,565    21,186
Identifiable intangible assets, net                   3,426     3,760
Deferred tax assets                                   6,142     6,995
                                                   --------- ---------

  Total assets                                     $213,876  $209,828
                                                   ========= =========


Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                   $1,566      $538
  Accrued expenses                                    7,696     9,088
  Current portion of capital lease obligation            32        40
  Deferred revenue                                    7,133     6,217
                                                   --------- ---------
  Total current liabilities                          16,427    15,883

  Long term portion of capital lease obligation          15        27
                                                   --------- ---------
  Total liabilities                                  16,442    15,910
                                                   --------- ---------

Stockholders' equity:
  Common stock                                           19        20
  Treasury stock                                     (1,582)  (11,037)
  Additional paid-in capital                        328,714   335,350
  Accumulated deficit                              (129,515) (130,044)
  Accumulated other comprehensive loss                 (202)     (371)
                                                   --------- ---------

  Total stockholders' equity                        197,434   193,918
                                                   --------- ---------

  Total liabilities and stockholders' equity       $213,876  $209,828
                                                   ========= =========



                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                             (unaudited)



                                              Mar 31  Dec 31    Mar 31
                                                2006    2005     2005
                                             -------------------------


Cash flows from operating activities:
  Net income (loss)                             $(58)   $587     $997
  Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization              919     905      801
      Stock-based compensation                   812     796        -
      Charges to bad debt and billing
       adjustment reserves                        33      83       59
      Amortization of intangible assets          418     397      677
      Amortization of debt investment
       premium                                   118     147      999
      Deferred tax assets                        283     608        -
      Changes in operating assets and
       liabilities, net of acquired assets
       and liabilities:
           Accounts receivable, net              771    (775)  (1,772)
           Prepaids and other assets            (422)    396      353
           Accounts payable and accrued
            expenses                          (1,375)    907     (421)
           Deferred revenue                    1,123    (334)     145
                                             -------------------------
               Net cash provided by operating
                activities                     2,622   3,717    1,838
                                             -------------------------

Cash flows from investing activities:
  Purchase of property, equipment and
   software                                     (843)   (549)    (724)
  Purchase of businesses and assets             (142) (2,520)    (296)
  Sales / (Purchases) of short-term
   investments, net                           19,740    (214)   5,285
                                             -------------------------
             Net cash provided by (used in)
              investing activities            18,755  (3,283)   4,265
                                             -------------------------

Cash flows from financing activities:
  Repayment of credit facility                   (11)     (9)     (12)
  Repurchase of outstanding common stock           -  (1,479)  (2,321)
  Proceeds from issuance of common stock and
   exercise of stock options                   1,025   1,771    2,321
                                             -------------------------
             Net cash provided by financing
              activities                       1,014     283      (12)
                                             -------------------------

Net increase in cash and cash equivalents     22,391     717    6,091
Cash and cash equivalents at beginning of
 the period                                   47,651  46,934   18,429
                                             -------------------------

Cash and cash equivalents at end of the
 period (1)                                  $70,042 $47,651  $24,520
                                             =========================

(1) Excludes $67.2 million, $87.0 million, and $124.8 million of short-term investments at March 31, 2006, December 31, 2005, and March 31, 2005, respectively.


                Keynote Systems, Inc. and Subsidaries
                            (In Thousands)
                             (Unaudited)


                                                Three months ended
                                            Mar 31,  Dec 31,  Mar 31,
                                              2006     2005     2005
                                            -------- -------- --------
Revenue categories:


   SLM Subscriptions                         $8,876   $8,782   $8,783
   SLM Engagements                              905    1,127    1,082
                                            -------- -------- --------
Subotal SLM Revenue                           9,781    9,909    9,865
   Mobile Subscriptions                         488      539      338
   Mobile Engagements                             -        -        -
                                            -------- -------- --------
Subotal Mobile Revenue                          488      539      338
                                            -------- -------- --------
   CEM Subscriptions                            583      499      531
   CEM Engagements                            1,887    2,769    2,431
                                            -------- -------- --------
Subtotal CEM Revenue                          2,470    3,268    2,962
                                            -------- -------- --------
Total Revenue                               $12,739  $13,716  $13,165
                                            ======== ======== ========


Non GAAP Net Income and EPS:


GAAP net income (loss)                         $(58)    $587     $997
    (Benefit) provision for income taxes        373      732       69
    Stock based compensation(a)                 812      796        -
    Amortization of purchased intangibles       418      397      677
                                            -------- -------- --------
Non GAAP income before income tax             1,545    2,512    1,743
    Cash tax expense                            (80)    (107)    (113)
                                            -------- -------- --------
Non GAAP Net income                           1,465    2,405    1,630

Non GAAP Weighted average common shares
 outstanding (diluted) used:                 19,698        -        -
Weighted average common shares outstanding
 (diluted) used:                                  -   19,724   21,214
Non GAAP EPS                                  $0.07    $0.12    $0.08

(a)Stock based compensation by category:
Costs of professional services                 $146     $121       $-
Research and development                        183      186        -
Sales and marketing                             238      246        -
Operations                                      159      150        -
General and administrative                       86       93        -
                                            -------- -------- --------
                                               $812     $796       $-
                                            ======== ======== ========


                Keynote Systems, Inc. and Subsidiaries
                            (In Thousands)
                             (Unaudited)


                                    Three months ended         Twelve
                                                               months
                                                               ended
                           Dec 31  March 31  June 30  Sept 30 Sept 30
                          -------- -------- -------- -------- --------

FY 2006

   SLM Subscriptions       $8,782   $8,876
   SLM Engagements          1,127      905
                          -------- -------- -------- -------- --------
Subotal SLM Revenue         9,909    9,781
Mobile Subscriptions          539      488
   CEM Subscriptions          499      583
   CEM Engagements          2,769    1,887
                          -------- -------- -------- -------- --------
Subtotal CEM Revenue        3,268    2,470
                          -------- -------- -------- -------- --------
Total Revenue             $13,716  $12,739
                          ======== ======== ======== ======== ========

FY 2005

   SLM Subscriptions       $8,625   $8,783   $9,160   $8,883  $35,451
   SLM Engagements            822    1,082      881    1,026    3,811
                          -------- -------- -------- -------- --------
Subotal SLM Revenue         9,447    9,865   10,041    9,909   39,262
Mobile Subscriptions          803      338      442      585    2,168
   CEM Subscriptions          595      531      441      432    1,999
   CEM Engagements          2,743    2,431    2,541    2,548   10,263
                          -------- -------- -------- -------- --------
Subtotal CEM Revenue        3,338    2,962    2,982    2,980   12,262
                          -------- -------- -------- -------- --------
Total Revenue             $13,588  $13,165  $13,465  $13,474  $53,692
                          ======== ======== ======== ======== ========

FY 2004

   SLM Subscriptions       $8,364   $8,416   $8,688   $8,957  $34,425
   SLM Engagements            812      808      813    1,196    3,629
                          -------- -------- -------- -------- --------
Subotal SLM Revenue         9,176    9,224    9,501   10,153   38,054
Mobile Subscriptions          358      414      555      700    2,027
   CEM Subscriptions           73      111      420      518    1,122
   CEM Engagements            116       70      238      776    1,200
                          -------- -------- -------- -------- --------
Subtotal CEM Revenue          189      181      658    1,294    2,322
                          -------- -------- -------- -------- --------
Total Revenue              $9,723   $9,819  $10,714  $12,147  $42,403
                          ======== ======== ======== ======== ========

FY 2003

   SLM Subscriptions       $8,824   $8,492   $8,549   $8,203  $34,068
   SLM Engagements            676      662      388      873    2,599
                          -------- -------- -------- -------- --------
Subotal SLM Revenue         9,500    9,154    8,937    9,076   36,667
Mobile Subscriptions          132      214      286      311      943
   CEM Subscriptions           46       52       46       61      205
   CEM Engagements             80      138      163       66      447
                          -------- -------- -------- -------- --------
Subtotal CEM Revenue          126      190      209      127      652
                          -------- -------- -------- -------- --------
Total Revenue              $9,758   $9,558   $9,432   $9,514  $38,262
                          ======== ======== ======== ======== ========


    CONTACT: Keynote Systems, Inc.
             Dan Berkowitz, 650-403-3305 (Public Relations) dberkowitz@keynote.com
             Jack Andrews, 650-403-3431 (Investor Relations) jandrews@keynote.com